This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

This document contains information with respect to the proposed merger of shares (*incorporação de ações*) under Brazilian law of Omega Geração S.A. ("Omega Geração") by Omega Energia S.A. ("Omega Energia").

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (*incorporação de ações*) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Special Note Regarding Forward-Looking Statements:

This document contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words "anticipates", "believes", "estimates", "expects", "plans" and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.

OMEGA GERAÇÃO S.A.
Publicly-Listed Company
CNPJ No. 09.149.503/0001-06
NIRE 31.300.093.10-7 | CVM Code No. 02342-6

MATERIAL FACT

Belo Horizonte, Brazil – October 7, 2021 - OMEGA GERAÇÃO S.A. (the "Company" or "Omega Geração" – *Novo Mercado Ticker*: OMGE3), in compliance with the provisions of Article 157, paragraph 4 of Law No. 6.404, of December 15, 1976, as amended ("Brazilian Corporations Law") and CVM Resolution No. 44, of August 23, 2021 ("Resolution 44"), of the Brazilian Securities and Exchange Commission (*Comissão de Valores Mobiliários*) (the "CVM"), hereby publicly informs its shareholders and the market in general of the following:

Amendment to Protocol and Justification

On this date, the Company's Board of Directors unanimously approved by the independent members and with the abstention of the other directors, the execution of the "Amendment to the Private Instrument of Protocol and Justification for the Merger of Shares of Omega Geração SA." ("Amendment to the Protocol and Justification"), which includes amendments to the "Private Instrument of Protocol and Justification for the Merger of Shares of Omega Geração S.A." ("Protocol and Justification"), entered into by the Company and Omega Energia on September 24, 2021, containing the terms and conditions of the proposed merger of shares of Omega Geração by Omega Energia S.A. ("Omega Energia" and "Merger of Shares").

New Exchange Ratio

The Amendment to the Protocol and Justification is intended to change the exchange ratio for the Merger of Shares, so that the Company's shareholders receive **2.053620113363** new Omega Energia common shares for each Company's share to be merged ("New Exchange Ratio").

The exchange ratio originally proposed in the Protocol and Justification established the issuance, by Omega Energia, of **1.489821827147** new common shares for each Company's share to be merged.

After interactions with several investors and sell side analysts and due to the unfavorable market conditions, Lazard Assessoria Financeira Ltda. ("Lazard") suggested to change the exchange ratio, as follows:

1. A value of R$40.00 was attributed to each share of Omega Geração, corresponding to R$ 7,863,888,040.00 in equity value;
2. A R$ 744 million reduction in Omega Desenvolvimento valuation, resulting in a revised equity value of R$ 1,966,000,000.00.

As a result, after the business combination, the Company will represent 80.0% of Omega Energia (previously 74.4%) and Omega Desenvolvimento will represent 20.0% of Omega Energia (previously 25.6%).

Lock-up and Non-Compete Obligations

Additionally, on this date, the Company received a letter whereby the controlling shareholders of the Company and Omega Energia committed to:

(i) Lock-up. Once the Merger of Shares has been carried out, not to transfer, by December 31, 2024, a total of up to 102.646.603 shares issued by Omega Energia, held by them; except for warranty granting purposes, and

(ii) Non-compete. To use Omega Energia as an exclusive vehicle, as long as they remain the controlling shareholders of Omega Energia and for a period of 2 (two) years following such date, to investment and participation in the commercialization, development, construction, commissioning and operation of electric energy projects.

Corporate Approvals

Shareholders are reminded that the extraordinary general meeting which will deliberate on the Merger of Shares was called for October 28, 2021.

The entire Amendment to the Protocol and Justification, containing all the terms, clauses, conditions and justification of the Business Combination, in addition to being available to shareholders for consultation at its headquarters, is also available on the Company's website (http:// /www.omegageração.com.br), and in the periodic and occasional information module of the Empresas.NET System (IPE Module) (category

“Assembleia”, type “AGE”), which can be accessed on CVM's electronic pages (http://www.cvm.gov.br/) and B3 (http://www.b3.com.br/).

Belo Horizonte, October 7, 2021.

Andrea Sztajn
Chief Financial and Investor Relations Officer

Omega

Additional Information for U.S. Shareholders of Omega Geração S.A.:

This communication also contains information with respect to the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração S.A. ("Omega Geração") by Omega Energia S.A. ("Omega Energia").

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words "anticipates", "believes", "estimates", "expects", "plans" and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.

ANNEX I

In compliance with CVM Instruction No. 565 of June 15, 2015 ("ICVM 565"), the main terms and conditions of the Business Combination are set forth below.

1. Identification of the companies involved in the transaction and a brief description of the activities they perform.

1.1. Company.

1.1.1. *Identification of the Company.*

Omega Geração is a corporation with headquarters located in the city of Belo Horizonte, in the State of Minas Gerais, at Avenida Barbacena, 472, Sala 401, in the Barro Preto neighborhood and registered with the Commercial Board of the State of Minas Gerais ("JUCEMG") under NIRE 31.300.093.10-7. Omega Geração's tax payer identification number (CNPJ) issued through the Brazilian National Register of Legal Persons maintained by the Brazilian Ministry of Economy is 09.149.503/0001-06. Omega Geração is also registered with the CVM as a publicly-listed category "A" company under Code No. 02342-6.

1.1.2. *Description of the Company's operations.*

The Company's corporate purpose is to: **(i)** hold interests (directly or through joint ventures, consortia or other companies) in electric energy assets in operation, including, but not limited to, small hydroelectric power plants (PCHs), wind farms (CGEs) and solar power plants (CGS) as well as in companies that engage in energy trading and energy optimization; **(ii)** hold interests in other companies (including in its capacity as a partner, shareholder or quotaholder) in Brazil or abroad; **(iii)** trade energy and engage in activities that are ancillary to the trading of energy; **(iv)** generate energy through electric energy assets in operation, including, but not limited to, PCHS, CGEs and CGS; and **(v)** engage in ancillary activities necessary for the fulfillment of the Company's corporate purposes.

1.2. Omega Energia.

1.2.1. *Identification of Omega Energia.*

As of the date of this Material Fact, Omega Energia is a privately-held corporation with headquarters located in the city of São Paulo, in the State of São Paulo, at Rua Elvira Ferraz, No.º 68, 12º andar, conjuntos n.º 123 e 124, in the Vila Olímpia neighborhood and registered with the Commercial Board of the State of Sao Paulo ("JUCESP") under NIRE No. 35.300.571.851. Omega Energia's tax payer identification number (CNPJ) is 42.500.384/0001-51.

1.2.2. *Description of Omega Energia's operations.*

Omega Energia's corporate purpose is to (i) perform activities related to the prospecting, evaluation, construction, operation and maintenance of renewable electric energy assets, (ii) purchase and sell electric energy, (iii) create and develop software, (iv) hold interests in other companies (including in its capacity as a partner, shareholder or quotaholder) in Brazil or abroad that engage in the activities specified in items (i) and (iii) above, ensuring the integration of the Company's ESG initiatives and its business strategy, and (v) engage in activities that are ancillary to its corporate purpose.

After the contribution of the shares representing 100% of the equity interests of Omega Desenvolvimento, Omega Energia will indirectly hold interests in and develop (directly or through joint ventures (i.e., partnerships), consortia or any other entity in which it may have an interest) renewable energy assets, including, but not limited to, PCHs, CGEs and biomass-powered solar and thermal power plants.

Omega Desenvolvimento's current portfolio of projects under active development have an aggregate installed capacity of 6,382 MW. Omega Desenvolvimento's ongoing asset deployment plan is currently anticipated to require approximately R$1.1 billion of equity, which is expected to be funded exclusively by Omega Energia without any additional financing for the following projects (the "Projects Under Development"):

- Assuruá 4 wind farm: expected to have 211.5 MW of installed capacity located in the State of Bahia (encompassing the expansion of Assuruá 1, 2 and 3). Currently under construction, with production scheduled to begin in the first quarter of 2023. Currently anticipated to require an additional equity investment of up to R$ 300 million;

- Assuruá 5 wind farm: expected to have 243.6 MW of installed capacity located in the State of Bahia (encompassing the expansion of Assuruá 4), with construction scheduled to begin in the second quarter of 2022 and production

scheduled to begin in the third quarter of 2023. Currently anticipated to require an additional equity investment of up to R$310 million; and

- Morada do Sol solar power plant: expected to have 261.4 MW of installed capacity located in the State of Ceará, with construction scheduled to begin in the first quarter of 2022 and production scheduled to begin in the first quarter of 2023. Currently anticipated to require an additional equity investment of up to R$400 million.

For reference, the projects under development are expected by its first 12 months of operation to increase EBITDA by approximately R$390 million, while the other projects that comprise the Selected Portfolio have the potential, once the new investments are approved by Omega Energia's board of executive officers, to increase EBITDA by approximately R$700 million over the same period. These increases, when considered in the aggregate, may nearly double results by 2025.

In addition, Omega Desenvolvimento's portfolio of projects includes a 1,000 MW planned expansion of the Delta complex's wind and solar assets, the development of 1,166 MW of additional installed capacity at the Assuruá complex's wind and solar assets and the development , one of the main solar energy projects under development in the world called Kuara, located in the State of Ceará. "Kuara" means "sun" in the Tupi-Guarani language and this asset is expected to be our most significant solar energy assets comprising 3,500 MW of potential installed capacity located in one of the optimal solar regions of Brazil. This project has the potential to enable us to leverage new digital and electricity products. The trading of energy generated by this complex is scheduled to begin in early 2022, with energy production scheduled to begin in 2023.

The table below sets forth Omega Desenvolvimento's current portfolio of projects under active development:

	Project	Energy Source	%	Installed Capacity (MW)
Assuruá	1 | Assuruá 4	Wind	80%	211.5
	2 | Assuruá 5	Wind	60%	243.6
	3 | Assuruá 6 e 7	Wind	100%[1]	516.2
	4 | Assuruá Solar	Solar	100%[1]	650.0
Delta	5 | Delta 4	Wind	100%	88.2
	6 | Delta 10	Wind	100%	130.5
	7 | Ibiapaba	Wind	100%	256.5
	8 | Sigma	Solar	100%	524.4
Morada	9 | Morada do Sol	Solar	100%	261.4
Kuara	10 | Kuara	Solar	100%	3,500
	Total	**-**		**6,382**

[1] May vary to 60%.

Upon conclusion of the transaction, Omega Energia will be the exclusive vehicle of Omega Geração's controlling shareholders in relation to the Development Business in Brazil for so long as they remain controlling shareholders of Omega Energia.

2. Description and purpose of the Business Combination

2.1. Rational for the Business Combination.

Approximately four years ago, the Company completed its initial public offering and the listing of its common shares on the *Novo Mercado* in order to invest in renewable generation assets in operation. Since then, the Company has grown significantly, increasing its installed capacity from 255 MW to 1,869 MW.

Moreover, since 2008, Omega Desenvolvimento has invested R$3.5 billion in the development of renewable energy projects.

The incorporation of Omega Energia and the Business Combination are expected to create an integrated company that provides digital, simple and sustainable energy. Omega Energia is expected to operate with increased agility and greater focus,

continually developing digital products that meet the energy supply needs of a diverse consumer base.

There is growing consumer demand for renewable energy supplied through long-term contracts. As a result, Omega Desenvolvimento recently closed several transactions with companies such as Heineken, Bayer and Cargill that resulted in an aggregate 717 MW of new projects to be developed. At the same time, digital trading platforms – that will be 100% owned by Omega Energia - have facilitated the execution of an increasing number of transactions, helping Brazilian companies of various sizes to reduce their carbon emissions and combat the current severe energy crisis in Brazil.

The Company's increasing ability to generate cash and its access to a robust network of investors and financing sources are unique differentials that are anticipated to accelerate Omega Energia's business plan and increase shareholder returns through new development projects, which are expected to be significantly more profitable than the operating assets currently available in the market. These new development projects will be developed by a team with more than 13 years of experience and that have proven results in the areas of project development, implementation and sustainability.

The Business Combination is expected to increase efficiency and integrate products and competencies, while allowing Omega Energia to offer its customers a more secure and diverse experience through, for example, the development of self-production energy solutions for electricity intensive customers and the implementation of microgrid solutions and infrastructure supplied with energy generated by operating assets. When integrated, the commercialization of energy and the development of new projects are expected to permit the combined company to shape solutions and respond quickly to new demands, capabilities that may be further accelerated though digital solutions.

2.2. Description of the transaction.

Currently, Omega Geração, a publicly-held company with shares traded on the *Novo Mercado*, owns a portfolio of renewable energy assets in operation. Omega Energia Desenvolvimento S.A. ("Omega Desenvolvimento Energia"), a privately-held company owned by funds that control the Company, develops new projects. Both companies are partners in Omega Comercializadora S.A. ("Omega Comercializadora"), which launched a digital energy purchasing platform in September 2020.

Prior to the effectiveness of the Business Combination, the controlling shareholders of Omega Desenvolvimento de Energia completed a corporate reorganization in connection with which Omega Desenvolvimento Energia transferred the Selected Portfolio to Omega Desenvolvimento as set forth in the chart below. The Selected Portfolio corresponds to 33.5% of Omega Desenvolvimento Energia total portfolio:



OD
call option
100%
Kuara
100%
Delta 10
100%
Ibiapaba
100%
Sigma
100%
Morada do Sol³
99%
OMCd¹
49%
OMC²
100%
ODUS
100%
Assuruá 4
100%
Assuruá 5
100%
ODMA (Delta 4)
Other projects
selected projects
transfer of selected projects
New OD
call option
100%
Kuara
100%
Delta 10
100%
Ibiapaba
100%
Sigma
100%
Morada do Sol³
99%
OMCd¹
49%
OMC²
100%
ODUS
100%
Assuruá 4
100%
Assuruá 5
100%
ODMA (Delta 4)

On September 21, 2021, Omega Desenvolvimento's controlling shareholders contributed 100% of the Omega Desenvolvimento's shares they held to Omega Energia (the "OD Contribution"), subject to the condition that Omega Energia be registered as a publicly-held company and its shares admitted for trading on the B3.

On September 24, 2021, the controlling shareholders of the Company contributed 100% of the Company shares they held, corresponding to 37.48% of the total share capital of the Company as of the date of this Material Fact, to Omega Energia (the "OG Contribution"), subject to the condition that Omega Energia be registered as a publicly-held company and its shares admitted for trading on the B3.

The chart below sets forth the corporate structure upon completion of the OD Contribution and the OG Contribution:


Tarpon
Lambda
100%
Free Float
Omega Energia
62.5%
100%
37.5%
New OD
Omega Geração

In order to offer the current non-controlling shareholders of the Company the opportunity to participate in the consolidation of the Development Business and Generation Business as shareholders of Omega Energia, it is proposed that Omega Geração's shares be merged into Omega Energia upon the listing of Omega Energia on the *Novo Mercado* and the issuance of new Omega Energia book-entry common shares at no-par value to the Company's shareholders (with the exception of Omega Energia), in proportion to each shareholder's interest in Omega Geração's share capital.

A total of 126,289,964 common, nominative and book-entry shares of the Company having no par value (the "Merger Shares") will be merged into Omega Energia. The number of Merger Shares corresponds to the total outstanding shares of the Company as of the Closing Date (as defined below) of the Merger of Shares on a fully diluted basis, as follows:

- 137,158 shares to be issued by the Company in favor of the beneficiaries of options (the "Options") under the Second Stock Option Plan approved by shareholders of the Company at an extraordinary general meeting held on May 12, 2017 (the "Second SOP") who have exercised their Options but have not yet received the corresponding shares;

- 3,236,980 new common shares to be issued as a result of the merger of (a) Santa Vitória do Palmar Holding S.A. (the "Santa Vitória Merger") and (b) Chuí IX S.A. ("Chui IX"), Hermenegildo I S.A. ("Hermenegildo I"),

Hermenegildo II S.A. ("Hermenegildo II") and Hermenegildo III S.A. ("Hermenegildo III") (the mergers of Chui IX, Hermenegildo I, Hermenegildo II and Hermenegildo III referred to collectively as the "Hermenegildo Merger"), in each case approved on April 30, 2021 during general and extraordinary shareholders' meetings of the Company;

- excluding 41,000 treasury shares; and
- excluding 73,640,375 shares of the Company that will be held by Omega Energia at the time of the Merger of Shares.

The table below summarizes the calculation of the Company's shares subject to the Merger of Shares:

Merger Shares	
Current Shares	196,597,201
Treasury Shares	(41,000)
Total Shares (excluding treasury shares)	**196,556,201**
Shares to be issued - Second Plan	137,158
Total shares adjusted by the Second Plan	**196,693,359**
Shares issued in the Santa Vitória Merger	3,236,607
Shares issued in the Hermenegildo Merger	373
Total shares on a fully diluted basis	**199,930,339**
Omega Energia Shares on Closing Date	(73,640,375)
Total Merger Shares	**126,289,964**

The Merger of Shares will result in an increase in the capital stock of Omega Energia in the aggregate amount of R$2,295,284,794.63 upon the issuance of 259,351,610 new nominative, book entry shares having no par value at a price of R$ 8.850088860563 per share, to be subscribed by the Company on behalf of its shareholders in proportion to each shareholder's interest in the Company and to be paid up on the Closing Date through the Merger of Shares in accordance with Article 252 of Brazilian Corporations Law.

Any fractional shares of Omega Energia owed to the Company's shareholders at the time of the Merger of Shares will be aggregated into whole shares and sold by Omega Energia on the B3. Subsequently, the net proceeds of such sale will be divided proportionally among such shareholders.

Pursuant to Section 3 of Article 252 of Brazilian Corporations Law, on the Closing Date, the shareholders of the Company will receive directly from Omega Energia the new common shares issued by Omega Energia in proportion to each shareholder's interest in the Company's share capital as of the Closing Date, excluding shares held by Omega Energia and treasury shares.

In accordance with Section 1 of Article 252 of Brazilian Corporations Law, Omega Energia shareholders will not have preemptive rights to subscribe to shares issued in the capital increase resulting from the Merger of Shares.

New shares issued by Omega Energia to the Company's shareholders as a result of the Merger of Shares will confer the same rights and benefits as other common shares issued by Omega Energia, including in relation to any and all profits that may be distributed after their issuance.

In accordance with Article 125 and 126 of Brazil's civil code, the effectiveness of the Merger of Shares will be contingent upon the cumulative satisfaction or waiver, where applicable, of the following conditions (the "Conditions to the Merger of Shares"):

(i) *Omega Energia Registration as a Publicly-Listed Company*. Omega Energia's registration with the CVM as a category "A" publicly-listed company shall be effective;

(ii) *Listing and Admission to Trading of Omega Energia Shares on the B3*. The approval of the listing of Omega Energia shares on the B3 and the admission to trading of Omega Energia shares on the *Novo Mercado* shall have been obtained;

(iii) *Contributions*. The OD Contribution and the OG Contribution shall have been consummated, including the transfer to Omega Energia of all shares of Omega Desenvolvimento and the Company held by the controlling shareholders ;

(iv) *No Restrictions*. No law shall prohibit, suspend, alter or limit the consummation of the Merger of Shares;

(v) *No Judicial, Administrative or Arbitral Disputes.* No action or judicial, administrative or arbitral proceeding seeking to prohibit, limit or postpone the Merger of Shares, or questioning its validity or legitimacy, shall be in progress;

(vi) *Consummation of the Santa Vitória Merger.* The Santa Vitória Merger (including the corresponding increase in the Company's share capital and issuance of new common shares to SPV's shareholders) shall have been consummated in accordance with the terms approved by the Company's shareholders at the applicable general shareholders' meeting; and

(vii) *Consummation of the Hermenegildo Merger*. The Hermenegildo Merger (including the corresponding increase in the Company's share capital and issuance of new common shares to the relevant SPE shareholders) shall have been consummated in accordance with the terms approved by the Company's shareholders at the applicable general meeting.

The Conditions to the Mergers of Shares will be deemed satisfied on the date on which all such conditions have been verified and/or, as the case may be, waived cumulatively ("Satisfaction Date of the Conditions to the Merger of Shares").

The Board of Directors of Omega Energia will have the authority to confirm the satisfaction of all of the Conditions to the Merger or Shares or waive such Conditions to the Merger of Shares that have not been satisfied except the Conditions to the Merger of Shares relating to (1) the registration of Omega Energia with CVM as a publicly-held company and (2) the listing of Omega Energia on the B3 and admission to trading of its shares on the *Novo Mercado*, which conditions may not be waived without the approval of the shareholders' of the Company at a general shareholders' meeting.

The Merger of Shares will have full and automatic effect without the need to satisfy additional formalities as of the date determined by the Board of Directors of Omega Energia (the "Closing Date").

As a result of the Merger of Shares, the current shareholders of the Company will migrate their shareholdings without interruption to Omega Energia, which will be listed on the *Novo Mercado*. Accordingly, all rights of shareholders, corporate structures and elevated corporate governance practices applicable in relation to Omega Geração will be maintained, with the exception of Omega Geração's Related-Party Transactions Committee, given that the combination of the Generation Business and Development Business in Omega Energia is expected to eliminate any conflicts of interest that arise in

connection with the acquisition of assets developed by Omega Energia Desenvolvimento.

The chart below sets forth the corporate structure upon completion of the Merger of Shares:



Tarpon
Lambda
Free Float
Incorporation of Shares
Omega Energia
100%
100%
New OD
Omega Geração

3. Main Benefits, Costs and Risks of the Transaction

3.1. <u>Reason and purpose.</u>

The Business Combination, which will result in the formation of a single holding company that develops, implements and operates renewable energy projects and fosters the creation of an integrated digital platform for clean energy services, resulting in a fully integrated platform based on four pillars:

(i) *Energy Solutions – Simpler, Cleaner and Cheaper Digital Products*: Energy products and services that better meet the needs of consumers, creating value and simplifying the energy purchase process.

(ii) *Intensive Use of Technology – Connecting Stakeholders and Expanding Margins*: Digitalization of Omega Energia's operations through the intensive use of technology and the development of new applications to solve problems, connecting stakeholders in an increasingly agile and efficient manner.

(iii) *Development and Management of Renewable Assets — Largest Brazilian Renewable Generation Company*: Omega Energia, through its subsidiaries, will have an aggregate installed capacity of 1,869 MW and an anticipated pipeline of 5,855 MW in renewable projects under development.

(iv) *Impact and Sustainability Oriented Initiatives*: Omega Energia's mission seeks to ensure the development of an organization that positively impacts its stakeholders and is focused on developing a sustainable energy market and a more prosperous world, promoting an open, free and fair energy market that provides increased opportunities.

3.2. Benefits.

It is anticipated that the Merger of Shares will offer a number of benefits to the Company's shareholders:

- *Broader Range of Activities.* The Business Combination provides the Company's shareholders with the opportunity to invest in a company that engages in a broader range of activities that complement Omega Geração's current operations, such as the development of renewable energy assets.

- *Opportunity to Invest in a 100% stake in Omega Comercializadora.* The Business Combination is expected to provide the Company's shareholders the opportunity to hold an indirect investment interest in the entirety of the share capital of Omega Comercializadora and, consequently, the digital energy purchase platform launched by Omega Comercializadora in September 2020.

- *Increased Investment Opportunities.* The Business Combination is expected to increase in the Company's investment opportunities by allowing the Company to enter a segment that has been responsible for significant investments over the past few years and which generally offers financial returns in excess of the average returns generated in Omega Geração's current segment, electric power generation.

- *Increased Investment Capability.* The Business Combination is expected to increase Omega Geração's investment capability through the consolidation of the shareholder base of the combined companies in a single company.

- *Synergies.* The Business Combination is expected to result in synergies arising from reduced administrative expenses, the optimization of tax structures (including through the use of tax credits and losses) and a simplified corporate governance structure. These potential efficiencies and optimization opportunities combined with cost savings could result in total savings of up to R$1.0 billion in relation to the combined business plan of the companies, taking into consideration 2021 present values.

- *Governance.* The Business Combination is expected to resolve potential conflicts of interest arising from transactions between related parties by consolidating shareholders in a single company.

3.3. Interest of Shareholders and Benefits to Parties.

The Business Combination is expected to positively impact the combined company by increasing (1) its attractiveness in the financial and capital markets and (2) the appreciation of the combined assets, thereby increasing shareholder value.

3.4. Cost estimates.

It is estimated that the total costs and expenses to be incurred in connection with the Business Combination, including legal fees, valuation expenses, auditor expenses and costs to associated with the consummation and publication of corporate acts will be approximately R$33,000,000.00.

3.5. Risks.

Following the Merger of Shares, the Company's shareholders will continue to be exposed to risks arising from its energy generation operations as set forth in Section 4 of the Company's Reference Form (*Formulário de Referência*) filed with the CVM. In addition, Omega Energia shareholders will also be subject to risks arising from the Development Business, as described below.

Omega Energia's ability to grow and generate attractive returns is subject to its ability to efficiently operate its assets and to develop and implement the projects of its subsidiaries, both in relation to its existing project portfolio and future assets it will develop. As such, Omega Energia's growth is dependent on its ability to develop, deploy, acquire and operate efficiently new assets, in addition to its existing assets and

projects. The success of Omega Energia's strategy is also dependent on (1) the ability of its subsidiaries' assets to deliver energy at profitable prices and favorable conditions and (2) its ability to sell contracted energy consistent with the business plans of its subsidiaries. Omega Energia may fail to achieve each of these objectives. In addition, Omega Energia's results of operations may be materially adversely affected in the event that the availability rates of wind turbines, water generation equipment, solar power panels and related transmission systems are lower than estimates prepared by Omega Energia and its subsidiaries, including estimates prepared in connection with assets that Omega Energia will acquire through its subsidiaries or through the acquisition of equity interests in other companies.

Omega Energia's business is also subject to the ability of its subsidiaries to maintain licenses and authorizations for PCHs, CGEs and CGS, including authorizations issued by the Brazilian National Electrical Energy Agency, the Brazilian Ministry of Mines and Energy from municipal, state and federal environmental agencies. There can be no assurance that Omega Energia will maintain such licenses. Any failure to obtain or renew licenses or authorizations may materially adversely affect the business and financial condition of Omega Energia's subsidiaries and, consequently, Omega Energia.

In addition , Omega Energia's business and results of operations are subject to, and may be materially adversely affected by, uncertainties, contingencies and significant risks relating to CGS, CGEs and PCHs under development or in operation that arise from a variety of factors, notably: **(i)** the availability of resources at levels that differ from those taken into consideration in studies performed during the design phase of the project; or **(ii)** the unavailability of equipment at higher levels than those taken into consideration in the applicable business plan.

4. Exchange Ratio

Upon the effectiveness of the Merger of Shares, Omega Geração shareholders will receive **2,053620113363** new Omega Energia common, nominative and book entry shares having no par value for each Omega Geração common, nominative and book entry share having no par value.

The final number of new shares of Omega Energia to be subscribed by Omega Geração on behalf of its shareholders in proportion to each shareholders interest in the share capital of Omega Geração and to be paid up through Omega Geração shares that will be merged into Omega Energia will be equivalent to (a) the total number of Omega

Geração's outstanding shares on the Closing Date, excluding treasury shares held as of Closing Date *multiplied by* (b) the Exchange Ratio.

Taking into consideration the total number of Merger Shares, excluding treasury shares, Omega Geração would, on behalf of its shareholders, subscribe to a total of 259.351.610 new Omega Energia common nominative and book entry shares having no par value in proportion to each Omega Geração shareholder's interest in Omega Geração's share capital as of the Closing Date, paid up through merger of the entirety of the Merger Shares.

The table below sets forth the calculation of the new shares to be issued by Omega Energia:

Merger Shares	
Merger Shares	126,289,964
Exchange Ratio	2,053620113363
New Omega Energia Shares	**259.351.610**

5. Criteria for establishing the Exchange Ratio.

The Exchange Ratio was established taking into consideration: (a) the equity value of Omega Geração of R$ 7,863,888,040.00, taking in consideration the value of R$ 40.00 per share of Omega Geração issued on 24, September of 2021, and (b) the equity value of R$ 1,966,000.00 from the Projects Under Development to be contributed in Omega Energia.

The Exchange Ratio results from the division of (a) the value of Omega Geração considering shares to be issued by exercising the Options and from the SPV Merger and the Lot Merger – Chuí, (b) the amount per share of Omega Energia, as set forth below:

	Economic Value (R$)	Shares (#)	Value per Share (R$)
Omega Geração[(1)]	7,863,888,040,00	199,930,339	39.333140129373
Omega Energia[(2)]	4,862,507,189.05	253,876,058	19,153075037308
Exchange Ratio			**2,053620113363**

(1) Total shares, excluding 41,000 treasury shares, plus 137,158 new shares to be issued in connection with the exercise of the Options and the 3,236,980 shares to be issued in connection with the Santa Vitória Merger and the Hermenegildo Merger.

(2) Takes into consideration Omega Energia's interest in Omega Geração.

The Exchange Ratio will be adjusted proportionally in the event of:

(i) changes in the number of shares comprising Omega Energia's share capital, including as a result of any and all stock splits, reverse stock splits and price increases that occur in relation to the Company's shares between the date of this Material Fact and the Closing Date, with the exception of the Capital Increase, which has already been taken into consideration in the calculation of the Exchange Ratio;

(ii) changes in the number of shares comprising the Company's share capital, including as a result of any and all stock splits, reverse stock splits and price increases that occur in relation to the Company's shares between the date of this Material Fact and the Closing Date, with the exception of the issuance of (a) 137,158 new common shares in connection with the exercise of the Options, and (b) 3,236,980 new common shares to be issued as a result of the Santa Vitória Merger and the Hermenegildo Merger, which have already been taken into consideration in the calculation of the Exchange Ratio;

(iii) the number of shares issued by the Company and held in treasury as of the Closing Date; and

(iv) distributions (including distributions of dividends and interest on equity) that will be declared by Omega Energia or the Company between the date of this Material Fact and the Closing Date.

For the purposes of calculating the shares to be issued by Omega Energia in exchange for the Company's shares, the Company's shares held in treasury on the Closing Date will be discounted from the total shares issued by the Company.

The Merger of Shares will not result in the cancellation of shares issued by the Company. Rather, such shares, will be held by Omega Energia, with the exception of treasury shares.

6. Principal assets and liabilities upon the split.

Not applicable.

7. Approval of the transaction by Brazilian or foreign authorities.

The consummation of the transaction **is not** subject to review by the Brazilian antitrust authorities (*Conselho Administrativo de Defesa Econômica*) (CADE) or by the Brazilian Secretariat of Economic Monitoring of the Ministry of Economy (*Secretaria de Acompanhamento Econômico do Ministério da Economia*).

Except in connection with Omega Energia's registration as a publicly-held company, the transaction will not be subject to the approval of any Brazilian or foreign authority.

8. In transactions involving controlling companies, subsidiaries or companies under common control, the Exchange Ratio calculated in accordance with Article 264 of Brazilian Corporations Law.

In accordance with Article 264 of Brazilian Corporations Law and Article 8 of the ICVM No. 565/15, the Exchange Ratio of Company shares for Omega Energia shares was calculated taking into consideration the Company's shareholders' equity and Omega Energia shareholders' equity adjusted to market prices for informational and comparative purposes. The Exchange Ratio is calculated as (a) the shareholders' equity per Company common share adjusted to market prices *divided by* (b) the shareholders' equity per Omega Energia common share adjusted to market prices.

In compliance with the provisions of Article 264 of Brazilian Corporations Law, Omega Energia engaged **BERKAN CONSULTORIA EMPRESARIAL LTDA.**, a limited liability company with headquarters in the city of Blumenau, in the State of Santa Catarina, at Rua Guarani, 63, in the neighborhood of Garcia (the "Article 264 Valuation Company") to prepare a valuation of the Company's and Omega Energia's shareholders' equity adjusted to market prices (the "Article 264 Valuation Report"). Omega Energia will bear all costs and expenses related to the preparation of the Article 264 Valuation report, including the fees of the Article 264 Valuation Company.

If the Exchange Ratio was calculated taking into consideration the Company's shareholders' equity adjusted to market prices, the shareholders of the Company would receive **2.142175227053** new Omega Energia common, nominative and book entry shares having no par value for each Company common, nominative and book entry share having no par value (the "**Comparison Exchange Ratio**").

9. Applicability of the right of withdrawal and the amount of reimbursement

The shareholders of the Company that do not approve the Merger of Shares, whether as a result of such shareholder's dissent, abstention from voting or failure to appear, will be assured the right to withdraw from the Company in accordance with Section 1 of Article 252 of Brazilian Corporations Law.

In accordance with Section 1 of Article 137 of Brazilian Corporations Law, shareholders of the Company may exercise their withdrawal rights in relation to Company shares they hold on an uninterrupted basis between the date of this Material Fact, inclusive, and the Closing Date.

In accordance with the provisions of Article 230 and Sections 1 and 4 of Article 137 of Brazilian Corporations Law, the shareholders of the Company must exercise their right to withdraw within 30 days of the publication of the minutes of the extraordinary general meeting of the Company's shareholders in which the Merger of Shares is approved, under penalty of forfeiture of such withdrawal rights.

Shareholders that exercise their withdrawal rights will receive reimbursement for Company shares equivalent to R$19.562005009804 per share, which corresponds to the Company's shareholders' equity per share, excluding treasury shares, as of the date of this Material Fact, based on the approved financial statements of the Company as of December 31, 2020, in accordance with Section 1 of Article 45 of Brazilian Corporations Law. The reimbursement amount may be modified in accordance with Brazilian Corporations Law.

Pursuant to Section 2 of Article 45 of Brazilian Corporations Law, dissenting shareholders may, at the time of withdrawal, request that the Company prepare a special balance sheet to determine the share reimbursement amount. The special balance sheet must be calculated on a date prior to the approval of the Merger of Shares provided that the period of time between the date the special balance sheet is prepared and the date the Merger of Shares is approved must not exceed 60 days.

Because the Comparison Exchange Ratio is more advantageous to the Company's shareholders than the Exchange Ratio, dissenting shareholders may elect, when exercising their withdrawal rights, to receive a reimbursement amount equivalent to R$24.221866192866 per share, which corresponds to the Company's shareholders' equity per share adjusted to market prices and excluding treasury shares in accordance

with Section 3 of Article 264 of Brazilian Corporations Law.

Amounts due dissenting shareholders will be paid on the Closing Date. If a request for a special balance sheet is made, the requesting shareholders will receive on the Closing Date 80% of the reimbursement amount calculated on the basis of the Company's shareholders' equity on December 31, 2020, with any remainder to be paid with 120 days of the Closing Date.

The specific procedures for exercising withdrawal rights will be disclosed in due course upon approval of the transaction by the Company's shareholders at an extraordinary general shareholders' meeting.

10. Other relevant information

After gathering information from investors and sell side analysts, financial advisors recommended adjusting the exchange ratio in light of the current unfavorable market. Therefore, they suggested assigning the value of R$ 40.00 to each existing share of Omega Geração on September 24, 2021, totaling an equity value of R$ 7,863,888,040.00. development of Omega Energia, the attribution of the value of R$1,966,000,000.00 in equity value. As a result, after the business combination, the Company will represent 80% of Omega Energia.

On this date, the Company's Board of Directors approved unanimously by the independent directors and with the abstention of the other directors, the execution of the "Amendment to the Private Instrument of Protocol and Justification of Merger of Shares of Omega Geração SA." ("Amendment to the Protocol and Justification"), which includes amendments to the "Private Instrument of Protocol and Justification for the Merger of Shares of Omega Geração SA." ("Protocol and Justification"), entered into by the Company and Omega Energia on September 24, 2021, establishing the terms and conditions of the proposed merger of shares of Omega Geração by Omega Energia SA ("Omega Energia" and "Merger of Shares").

The Amendment to the Protocol and Justification was intended to change the exchange ratio for the Merger of Shares, so that the Company's shareholders receive

2,053620113363 new Omega Energia common shares for each Company's share to be merged ("New Exchange Ratio").

The exchange ratio originally proposed in the Protocol and Justification established the issuance, by Omega Energia, of **1.489821827147** new common shares for each Company's share to be merged.

Additionally, on this date, the Company received a letter whereby the controlling shareholders of the Company and Omega Energia committed to:

(i) Lock-up. Once the Merger of Shares has been carried out, not to transfer, by December 31, 2024, a total of up to 102.646.603 shares issued by Omega Energia, held by them; and

(ii) Non-compete. To use Omega Energia as an exclusive vehicle, as long as they remain the controlling shareholders of Omega Energia and for a period of 2 (two) years following such date, to investment and participation in the commercialization, development, construction, commissioning and operation of electric energy projects.

The Lock-up and Non-compete commitments also follow the financial advisors recommendation and are intended to ensure even greater alignment with the strategic rationale of the Merger of Shares.

The management of Omega Energia and the Company will take all action and file all records necessary to formalize and effect the transaction and the matters set forth in the Protocol and Justification, as amended.

The legal matters described in the Protocol and Justification, as amended, as well as other related matters submitted to the Company's and Omega Energia's shareholders at extraordinary shareholders general meetings are mutually dependent. As such, each company intends that no such matter will be effective without the effectiveness of any such other matters.

Each company will bear its own direct and indirect expenses incurred in connection with the Protocol and Justification, as amended, for the Merger of Shares and the consummation of the transaction, including, without limitation, expenses incurred in connection with publications, legal and financial advisors, records and other required formalities.

Omega®

Each party will collect and promptly pay all taxes due in connection with the transaction for which such party is the applicable taxpayer or has incurred tax liability under applicable tax law.

Any income tax incurred in connection with the transaction will be borne by the applicable taxpayer, including those taxpayers that earn gains in connection with the transaction. Non-resident shareholders of the Company must make arrangements for the payment of any income taxes due by such shareholder by the date of the transaction and make available appropriate documentation that evidences the cost of acquisition of the Company's shares.